ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Dissolution
(PURSUANT TO NRS 78.580)

Filed in the office of	Document Number
[signature]	**20130380903-59**
Ross Miller	Filing Date and Time
Secretary of State	**06/07/2013 9:35 AM**
State of Nevada	Entity Number
	E0060612010-1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Dissolution
For a Nevada Profit Corporation
Before or After Issuance of Stock and After Beginning of Business
(Pursuant to NRS 78.580)

1. Name of corporation:

FROGADS, INC.

2. The resolution to dissolve said corporation has been approved by the directors or both the directors and stockholders as provided in NRS 78.580(1) and (2). The names and addresses of the **president, secretary, treasurer and all directors*** are:

Julian Spitari	21820 Burbank Blvd. Ste. 325, Woodland Hills, CA 91367
Name of **president**	Address
Julian Spitari	21820 Burbank Blvd. Ste. 325, Woodland Hills, CA 91367
Name of **secretary**	Address
Julian Spitari	21820 Burbank Blvd. Ste. 325, Woodland Hills, CA 91367
Name of **treasurer**	Address
Julian Spitari	21820 Burbank Blvd. Ste. 325, Woodland Hills, CA 91367
Name of **director**	Address
Name of **additional director, if any**	Address

3. Effective date and time of dissolution: (optional) Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]
Signature of Officer

6-4-13
Date

*attach a plain 8 1/2" x 11" sheet to list additional directors.

FILING FEE: $100.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.